EXHIBIT 99.1

Simmons First Announces Missouri Acquisition

PINE BLUFF, Ark., Oct. 19, 2012 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today, through its wholly-owned bank subsidiary, Simmons First National Bank ("SFNB"), that it has expanded its presence within the state of Missouri by acquiring approximately $201 million in assets of Excel Bank of Sedalia from the Federal Deposit Insurance Corporation (the "FDIC"). Excel Bank was closed today by the Missouri Division of Finance, which appointed the FDIC as receiver.

SFNB has entered into a purchase and assumption agreement with the FDIC to purchase $201 million in assets and assume all of the deposits and substantially all other liabilities, at a discount of $21.0 million and no deposit premium. The final valuation and purchase price of acquired assets and liabilities will be determined upon completion of appropriate valuation processes.

"Needless to say, our team has been very busy over the last several months with the announced FDIC assisted acquisitions in Missouri," said J. Thomas May, Chairman and CEO. "In 2010, we announced our interest in expanding our Arkansas footprint into Missouri and Kansas. At the time, we discussed accomplishing this expansion through FDIC assisted and traditional acquisitions. While these acquisitions have been through FDIC assisted acquisitions, and we expect more will follow, we continue to have an interest in pursuing traditional acquisitions in these markets. This acquisition is the fourth of several that we anticipate making over the next several years, which is the reason we raised $71 million in additional capital in November 2009."

Simmons First's FDIC Assisted Acquisitions include:

  May 2010 – SFNB announced the purchase of Southwest Community Bank in Springfield, Missouri, with assets of $100 million which was the bank's first expansion beyond the borders of Arkansas

  October 2010 – SFNB announced a second acquisition with the purchase of Security Savings Bank in Olathe, Kansas, with $480 million in assets and four locations in the Kansas City MSA, three in Salina, Kansas and two in Wichita, Kansas

  September 14, 2012 – SFNB acquired $279 million assets of Truman Bank with four locations in the St. Louis MSA

  October 19, 2012 – The acquisition of Excel Bank represents SFNB's fourth FDIC assisted transaction.  The acquisition of $201 million in assets of Excel Bank of Sedalia, Missouri includes locations in Sedalia, Green Ridge, Lee's Summit (Kansas City MSA) and Kirkwood (St. Louis MSA)

"These most recent purchases are strategic relative to our commitment to expand our footprint within the Missouri and Kansas regions," stated May.

As part of the purchase and assumption agreement, the FDIC and SFNB have entered into a loss share agreement covering approximately $127 million in loans and other real estate. The FDIC will reimburse SFNB for 80% of the losses it incurs on the disposition of loans and foreclosed real estate on all covered assets.

Highlights of the Transaction

  Further expansion within the state of Missouri
  Four branches located in Sedalia, Green Ridge, Lee's Summit (Kansas City MSA) and Kirkwood (St. Louis MSA)
  Assets of approximately $201 million
  Loans of approximately $161 million (before loan discounts and FDIC receivables)
  Loss share protection from the FDIC on approximately $127 million in covered assets
  Deposits of approximately $187 million, with non-time deposits of $79 million

This transaction is expected to be immediately accretive to SFNC's net income and diluted earnings per common share. Upon completion of the acquisition, SFNC will continue to remain substantially above the threshold for "well capitalized" under regulatory capital standards.  Simmons First has a long history of consistent earnings, strong capital and excellent asset quality.  No additional capital is required to support this transaction.

The locations will open during normal banking hours on Saturday, October 20, as financial centers of Simmons First National Bank. All former Excel Bank customers will be able to conduct banking business as usual.  Depositors of Excel Bank will automatically become depositors of Simmons First National Bank, and deposits will continue to be insured by the FDIC. Depositors may access their accounts as usual through automated teller machine transactions, checks, online banking and debit card transactions.  Checks drawn on Excel Bank will continue to be processed, and loan customers should continue to make their customary payments.  Customers may continue banking as usual and feel confident that their deposits are secure, now backed by one of the country's strongest and safest financial institutions.

During the transition period, Excel Bank customer accounts will be converted to Simmons First National Bank accounts with customers ultimately enjoying the benefits of Simmons First's extensive selection of products and services.  Simmons First Trust Company was named the Largest Trust Company in Arkansas by Arkansas Business, with assets in excess of $2 billion.  Simmons First has been nationally proclaimed as having one of the best credit cards in America by Money Magazine, the Wall Street Journal and Kiplinger and was recently recognized as having the best low rate credit card by cardrating.com.  Simmons First is also a major provider of merchant services and cash management services.

"We welcome our new customers and associates in Missouri to the Simmons First family," said May.  "Our 109 year old franchise has been built around a community banking philosophy.  Our associates are committed to treating the customer the way we want to be treated when we are the customer.  This is the same commitment that we will deliver to the customers of the former Excel Bank."

Simmons First National Corporation is a $3.6 billion Arkansas based financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas.  The Company's eight banks conduct financial operations from 96 offices, of which 92 are financial centers, in 55 communities, including its newly acquired Missouri locations.  The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this news release.  By nature, forward-looking statements involve inherent risk and uncertainties.  Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements regarding the Excel Bank transaction are based on currently available information provided to us by the FDIC.  Actual results could differ materially after experience with this acquisition.  Additional information on factors that might affect Simmons First National Corporation's financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT: Stephen R. Lasseigne, VP
         Advertising Manager
         Simmons First National Corporation
         (870) 267-4040